EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006, relating to the consolidated financial statements of Zix Corporation for the years ended December  31, 2005 and 2004, appearing in the Annual Report on Form 10-K of Zix Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Dallas, Texas
June 29, 2007